Consent of Independent Auditors








The Board of Directors and Shareholders
Principal Real Estate Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights" and "Additional Information - Financial Statements" in each of the Prospectuses in Part A and "Financial Statements" in Part B and to the use of our report dated December 11, 1997 in this Pre Effective Amendment No. 2 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 333-36345) and Registration Statement under the Investment Company Act of 1940 (Registration No. 811-8379) of Principal Real Estate Fund, Inc.

/s/ Ernst & Young LLP

Des Moines, Iowa
December 22, 1997